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                                                                   Exhibit 99
BUTLER MANUFACTURING TO TAKE
RESTRUCTURING AND IMPAIRMENT CHARGE;

SEPARATELY ANNOUNCES 800,000 SHARE
REPURCHASE AUTHORIZATION

KANSAS CITY, MO., January 7, 1999 -- Butler Manufacturing Company announced today that it will take a $13.6 million pretax charge ($10.7 million after-tax) in the fourth quarter of 1998 in connection with a restructuring of its South American and European metal building businesses, and for the impairment of certain assets.

Robert H. West, Chairman of Butler, stated, "As a result of the one-time charges, Butler will report a loss for the fourth quarter of 1998. For all of 1998, Butler's operating earnings will be comparable to the $19.4 million earned in 1997."

Commenting on the one-time charges, Mr. West stated, "$7.1 million of the pretax restructuring charge is related to two international operations, Butler do Brasil and Butler Europe. Butler's Brazilian operations have been a major drain on earnings for most of 1998. As mentioned in previous reports, operating problems and difficult economic conditions in the region have been the primary contributors to the business unit's losses. The net operating loss for 1998 will be approximately $4.7 million, or $.62 per share. Poor market conditions in Brazil, and the fact that these conditions are not seen as improving any time soon, would likely lead to additional losses and negative cash flow for an extended period of time, a situation that is not tolerable. The actions included in the charge are the closing of manufacturing operations, the sale of certain assets, the write-off of other assets, and severance costs. The business will complete the contracts it has in its backlog, and will cease local manufacturing operations by mid-1999.

"Butler's European metal buildings business has made operational progress during the past two years. Nevertheless, its United Kingdom cost base, both in terms of production costs and the strong British pound, have hindered profitability as market demand continued its shift to the continent. The addition of the operational base in Hungary late in 1996, and a manufacturing alliance on the continent in 1998, have prompted a relocation of the remaining United Kingdom manufacturing operations to Hungary. We expect the relocation will be complete by the middle of 1999. Costs for the closing of the United Kingdom plant, severance charges, and the write-down of other assets, are included in the restructuring charge.



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The balance of the company's  one-time pretax charge,  $6.5 million,  relates to the write-down of two assets to their current market value. The majority of this charge relates to the company's real estate development project located in San Marcos, Texas, which has been held for sale. The write-down reflects the result of an appraisal completed in the fall of 1998. The remainder of the charge
relates  to  a  software   program   linked  to  the   company's   international
subsidiaries.

John Holland, Executive Vice President of Butler, commented, "Butler enters 1999 without the burden of the Brazilian operations. We will continue to selectively serve profitably the South American markets and customers using Butler's world-wide sourcing capabilities. The expected benefits of the changes being made in Europe, combined with good backlogs in most domestic businesses, bode well for our entry into 1999."

Separately, Butler's Board of Directors authorized the repurchase of 800,000 shares of Butler common stock, to be used for employee benefit plans and other corporate purposes. Purchases will be made from time to time in the open market and in private transactions at prevailing market prices. This authorization replaces the company's previous share repurchase authorization announced in June, 1997. During 1998, the company repurchased slightly over 391,000 shares.

Butler Manufacturing is the world's leading producer of pre-engineered building systems and is a supplier of architectural products and construction services for the nonresidential construction market.


                        --------------------------------

Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 1997 Annual Report to Shareholders on page 17.









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